Exhibit 99.1

Contact:	The Abernathy MacGregor Group, Inc.
Dan Hilley, dch@abmac.com
(213) 630-6550; (888) 477-4319

FOR IMMEDIATE RELEASE

Orleans Homebuilders, Inc. Files Voluntary Chapter 11 Petitions;
Obtains Up to $40 Million in Anticipated New DIP Financing;
All Homebuilding and Management Services to Continue Operations

Bensalem, Pa.,  March 1, 2010 –/PRNewswire-FirstCall/ -- Orleans Homebuilders, Inc. (the “Company”, or “Orleans”) (Amex: OHB), which develops, builds and markets high-quality single-family homes and townhouses and whose operations in Pennsylvania and New Jersey date back more than 90 years, announced today that it filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code for itself and most of its operating subsidiaries in the U.S. Bankruptcy Court for the District of Delaware in Wilmington (the “Filing”). Certain of the Company’s subsidiaries are excluded from these voluntary petitions, including its mortgage services subsidiary, Alambry Funding, Inc., which provides mortgage brokerage services for customers and financial institutions but which does not underwrite any customer mortgages.

The voluntary petitions result from the final maturity of the Company’s $350 million senior secured Second Amended Restated Revolving Credit Loan Agreement (as amended, the “Credit Facility”) on February 12, 2010, and the inability to reach agreement on an extension of the Credit Facility with 100% of the approximately 17-member bank group, or obtain a replacement of the Credit Facility. There is currently approximately $311 million of cash borrowings outstanding under the Credit Facility, excluding any letters of credit.

The Company also announced that it has reached agreement with certain of its lenders for up to $40 million of debtor-in-possession (DIP) financing, pending Court approval and syndication.  The new financing consists of up to $25 million in cash revolving borrowing availability and up to $15 million of availability for replacement letters of credit under the Credit Facility (the “DIP Revolving Facility”).

All of the Company’s 11 operating divisions in eight states will continue business in the ordinary course and without interruption. The Company has filed motions requesting immediate Court approval for the continuation of all home warranty and mortgage incentive programs and to preserve all pre-petition escrowed customer deposits on contracted homes.  The Company believes all existing customer deposits are protected in segregated escrow accounts and are not affected by today’s filing.  Building will now continue on homes under construction in all communities, as well as the closing of certain home deliveries temporarily postponed in the past two weeks.

According to Jeffrey P. Orleans, chairman, president and chief executive officer, “We have done everything we could to generate cash flow and to reduce operating expenses in light of falling home prices and reduced housing demand, yet still provide a high level of service to our many customers.  We reduced our bank debt by approximately 40%, from $513 million at January 1, 2007 to approximately $311 million today.

“During this protracted downturn, most of our lenders, junior creditors and vendors had been supportive of the Company. In early December 2009, we approved a non-binding term sheet for a maturity extension of the Credit Facility; in mid-December 2009, the Company and 100% of the bank group extended the maturity of the Credit Facility to February 12, 2010. During this period of time, we executed a non-binding letter of intent relating to the sale of the Company.  However, the lenders could not achieve 100% lender approval of the documentation for a maturity extension or any other modification beyond February 12, 2010. The Credit Facility then matured, and we could not complete the sale. We intend to continue to pursue a sale of the Company through a negotiated sale, a plan of reorganization or other auction under Chapter 11.  We want to reassure our many current and future homebuyers that we will seek to continue to service their needs during this period.  We appreciate the support of our many loyal vendors, customers and employees.”

Exhibit 99.1

The Company has filed first-day motions asking the Court to approve, among other things, payment of employee wage and benefit charges that were incurred before the petitions were filed, future employee wages and benefits, incurred commissions, the continuation of certain customer sales incentive programs, and the continued use of cash collateral and existing cash management systems.

Although Chapter 11 law prohibits payments for any invoices that were outstanding at the time of the filing without prior Court approval, it does provide greater protection to those providers of goods and services who conduct business with the Company from this point forward. The Company has also filed a motion to honor prepetition claims for certain critical vendors whose goods and services are deemed essential to operations.

“We regret the hardship that this filing will have on many of our trade suppliers.  We are arranging new financing that should be available almost immediately, pending Court approval and syndication,” stated Mr. Orleans. “We expect these new funds will be sufficient to support our operations while we are under Court jurisdiction.”

The Company is providing information about the reorganization at www.orleanshomesreorg.com. For the next few days, a call center will be open from 8:00 am to 6:00 pm, Eastern Standard Time, at (888) 215-0315. Messages may also be left on that number during other times.

Mr. Orleans went on to describe the challenges of the past three years: “Since the latter part of fiscal 2006, we and the entire housing and financial services industries have faced unprecedented challenges.  The U.S. economy is in the worst recession since the Great Depression, consumer confidence remains weak, and national housing starts are at or near all-time lows.  From the fiscal year 2006 to fiscal year 2009, our residential revenue decreased by two-thirds, from just under $1 billion to approximately $322 million.  Now, the housing market appears to have either stabilized or slightly improved, albeit at historically low levels.  Our net new orders have increased by more than 40% in each of the last two quarters on a year-over-year basis, and our backlog has now been relatively stable between June 30, 2009 and December 31, 2009.”

Mr. Orleans added: “We achieved good progress on our key objectives for liquidity/cash flow, capital structure, balance sheet/portfolio review and cost structure.  Since January 1, 2007, we reduced our total net debt by approximately 30%, and since June 30, 2006 we reduced our spec homes by approximately 75%; total lots by 66% and staff headcount by approximately 70%.  We have creatively refocused our land portfolio in December 2007, and also exited certain markets.  Despite the Company’s high debt leverage, we were cash flow positive in eight of the past 12 fiscal quarters, and cash flow neutral in two others.  Since January 1, 2007, we also repaid more than $200 million under the bank facility, or approximately 40% of the total outstanding loan balance, including cash bank repayment of over $21 million in approximately the last six months.”

In light of the negotiations with the banks during the fall of 2009 on the Credit Facility maturity extension, the Company did not pay approximately $1.5 million of subordinated note interest for the  quarterly coupons scheduled between September 30, 2009 and January 30, 2010 on its two subordinated notes indentures, which amounts were intended to be paid by the Company upon the completion of the non-binding maturity extension term sheet the Company agreed to with certain lenders on December 3, 2009.  Prior to the final maturity of the credit facility, the Company did not miss any interest payment on its bank debt.

Exhibit 99.1

According to Garry P. Herdler, executive vice president and chief financial officer, “We believe our banks and trust preferred holders had shown support to the Company in the past, as evidenced by the completion of two syndicated bank maturity extensions in September 2007 and September 2008, plus numerous other bank amendments, including the temporary maturity extension from December 18, 2009 through February 12, 2010.  Two and a half years ago, we completed a trust preferred security amendment, and in August 2009, we completed a debt exchange agreement for 100% of the $75 million of subordinated notes which included a reduced 1% interest coupon for five years ($39 million of future interest savings), and a unique significantly below par redemption option at approximately 30% of par.”

The Company has also significantly reduced its lot count, spec homes, overhead and headcount during this extended downturn.  As of June 30, 2009, the Company owned or controlled approximately 5,673 building lots, which included approximately 1,003 building lots controlled through option contracts, which represents a 66% decrease in total owned and controlled lots and a 43% decrease in owned lots since fiscal 2006.  Approximately 90% of the Company’s lot inventory is in the Company’s Northern and Southern regions.  From September 30, 2006 to December 31, 2009, the Company decreased its speculative home inventory by over three quarters.  From June 30, 2006 to June 30, 2009, the Company reduced its general and administrative expenses by more than 50%.  From June 30, 2006 to today, the Company has decreased its total employee headcount by 69%, from approximately 990 employees to approximately 300 employees.

As previously indicated, in early December 2009, the Company approved a non-binding term sheet for a maturity extension of the Credit Facility; in mid-December 2009, the Company and 100% of the bank group extended the maturity of the Credit Facility to February 12, 2010. However, the lenders could not achieve 100% lender approval of the documentation for a maturity extension or any other modification beyond that date, and the Credit Facility then matured.

On February 1, 2010, Orleans also announced that in addition to its efforts to extend the Credit Facility or obtain alternative financing, it was continuing to pursue other strategic alternatives including the sale or recapitalization of the Company, and that it had presented potential transaction alternatives to its lending group. Recently, the Company executed a non-binding letter of intent relating to the sale of the Company; however, the Company was unable to complete the sale prior to the Chapter 11 filing. The Company intends to continue to pursue a sale of the Company through a negotiated sale, plan of reorganization or other auction under the Chapter 11 code.

Orleans Homebuilders is being advised by its restructuring financial advisor on the Credit Facility and now on the bankruptcy, FTI Consulting, Inc., and by its legal counsel, Cahill Gordon & Reindel LLP.  For its ongoing strategic alternatives, including the sale or recapitalization of the Company, Orleans has previously engaged its mergers and acquisitions investment banker, BMO Capital Markets Corp. and its homebuilding mergers and acquisitions consultant, Lieutenant Island Partners LLC, who are each anticipated to continue with the ongoing sale of the Company and other strategic alternatives during the Chapter 11 period.

As of December 31, 2009, the Company had total assets of approximately $440.0 million and total liabilities of approximately $498.8 million. Orleans had total debt of approximately $419.1 million (table attached), net debt of approximately $407.4 million, accounts payables (consisting mostly of trade debt) of approximately $40.2 million, and other accrued liabilities of $19.3 million.  Accounts payables (consisting mostly of trade debt) at the time of the filing were approximately $40.1 million.  As the attention of the Company’s senior management has been focused on matters relating to its Credit Facility and other strategic alternatives, the Company has not yet been able to adequately review the inventory impairment charges to be recorded for either the fiscal quarter ending on September 30, 2009 or on December 31, 2009.

Exhibit 99.1

About Orleans Homebuilders, Inc.

Orleans Homebuilders, Inc. develops, builds and markets high-quality single-family homes, townhouses and condominiums.  From its headquarters in suburban Philadelphia, the Company serves a broad customer base including first-time, move-up, luxury, empty-nester and active adult homebuyers.  The Company currently operates in the following 11 distinct markets: Southeastern Pennsylvania; Central and Southern New Jersey; Orange County, New York; Charlotte, Raleigh and Greensboro, North Carolina; Richmond and Tidewater, Virginia; Chicago, Illinois; and Orlando, Florida.  The Company’s Charlotte, North Carolina operations also include adjacent counties in South Carolina.  Orleans Homebuilders employs approximately 300 people.

Forward-Looking Statements

Certain information included herein and in other Company statements, reports and SEC filings is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning the ability of the Company to enter into new financing arrangements, including without limitation the DIP Revolving Facility; required bankruptcy court approvals; potential restructurings of the Company’s liabilities; any value that may be provided by the Company’s unsecured creditors or its equity holders; payments on its 8.52% Trust Preferred Securities and the Junior Subordinated Notes; potential strategic transactions, including refinancing, recapitalization and sale transactions involving the Company; payments to trade creditors, employees, or customers; anticipated and potential asset sales; anticipated liquidity; anticipated increase in net new orders, conditions in or recovery of the housing market, and economic conditions; the Company’s long-term opportunities; the timing of future filings by the Company of its Annual and Quarterly Reports and the continued listing of the Company’s common stock on the NYSE Amex Exchange; continuing overall economic conditions and conditions in the housing and mortgage markets and industry outlook; anticipated or expected operating results, revenues, sales, net new orders, backlog, pace of sales, spec unit levels, and traffic; future or expected liquidity, financial resources, debt or equity financings, amendments to or extensions of our existing revolving Credit Facility; strategic transactions and alternatives including but not limited to the sale of the Company; the anticipated impact of bank reappraisals; future impairment charges; future tax valuation allowance and its value; anticipated or possible federal and state stimulus plans or other possible future government support for the housing and financial services industries; anticipated cash flow from operations; reductions in land expenditures; the Company’s ability to meet its internal financial objectives or projections, and debt covenants; the Company’s future liquidity, capital structure and finances; and the Company’s response to market conditions.  Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company statements, reports and SEC filings.  These risks and uncertainties include the Company’s ability to continue as a going concern; the Company’s ability to enter into the DIP Revolving Facility and to operate under terms of the DIP Revolving Facility; the Company’s ability to obtain court approval with respect to motions relating to the Filing, including “first-day” motions; the ability of the Company to develop, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 proceeding; the ability of the Company to obtain and maintain normal terms with vendors and service providers and to maintain contracts critical to its operations; the ability of the Company to continue to attract buyers of its homes; the ability to continue normal business operations; the potential adverse impact of the Chapter 11 proceedings; the ability of the Company to attract, motivate and/or retain key executives and employees; access to liquidity; local, regional and national economic conditions; the effects of governmental regulation; the competitive environment in which the Company operates; fluctuations in interest rates; changes in home prices; the availability of capital; our ability to engage in a financing or strategic transaction; the availability and cost of labor and materials; our dependence on certain key employees; and weather conditions.  Additional information concerning factors the Company believes could cause its actual results to differ materially from expected results is contained in Item 1A of the Company’s Annual Report on Form 10-K/A for the fiscal year ended June 30, 2008 filed with the SEC and subsequently filed Quarterly Reports on Form 10-Q, as well as the Current Reports on Form 8-K and press releases filed with the Securities and Exchange Commission on August 14, 2009, October 6, 2009, November 5, 2009, December 9, 2009, December 23, 2009, February 1, 2010 and February 19, 2010.

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Exhibit 99.1

Total Debt and Net Debt

The Company defines “net debt” as total mortgage and other note obligations plus subordinated notes less the aggregate of cash and cash equivalents, marketable securities, restricted cash — due from title companies, but excluding restricted cash — customer deposits.  Including the approximately $1.8 million non-cash impact of the below par optional redemption feature under the TPS exchange agreement executed on August 3, 2009, the Company’s net debt as of December 31, 2009, June 30, 2009 and December 31, 2009 was approximately as follows:

In millions	December 31,	June 30,	December 31,
	2006	2009	2009
Mortgage and Other Note Obligations	$513.0	$333.0	$312.0
Subordinated Notes	105.0	105.0	107.1
Subtotal – Total Debt	$618.0	$438.0	$419.1
Less: Cash and Cash Equivalents	25.0	8.1	10.5
Less: Marketable Securities	0.0	6.3	0.0
Less: Restricted Cash – Due from Title Companies	9.1	4.4	1.2
Net Debt	$583.9	$419.2	$407.4

With the passing of this five year tax loss carry back provision, the Company filed a federal income tax return on December 18, 2009, which would entitle it to receive a federal income tax refund in late first quarter or early second quarter of calendar 2010 of approximately $18 million.  In addition, upon the receipt of the proceeds of this income tax refund, the Company currently anticipates amending its income tax return to increase the federal tax refund by approximately $4 million. However, there can be no assurance as to the amount or timing of receipt of any such refund.  Furthermore, under the terms of the Credit Facility, Wachovia Bank, National Association, as agent under the Credit Facility, has a security interest in any such tax refund and any such refund may be paid directly to Wachovia.

At December 31, 2006, approximately $513.0 million of cash borrowings and approximately $40.7 million of letters of credit and other assurances were outstanding under the $650 million Credit Facility.  As of February 26, 2010, approximately $311.0 million of cash borrowings, excluding approximately $15 million of letters of credit and other assurances were outstanding under the $350 million Credit Facility which either had been or would likely be drawn prior to the letter of credit maturity date of February 27, 2010.  In addition, there is approximately $15.1 million in additional loan fees earned pursuant to the Company’s $350 million Second Amended and Restated Revolving Credit Loan Credit Agreement that were due upon maturity.